    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON March 12, 1999
                                                      REGISTRATION NO. 333-73025
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                             4841                               23-2417713
(State or other jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer Identification No.)
 incorporation or organization)     Classification  Code Number)

                              MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA  16915
                                 (814) 274-9830
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             COLIN HIGGIN, ESQUIRE
                             DEPUTY GENERAL COUNSEL
                      ADELPHIA COMMUNICATIONS CORPORATION
                              MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA  16915
                                 (814) 274-9830
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                       CARL E. ROTHENBERGER, JR., ESQUIRE
                  BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                          21ST FLOOR, 301 GRANT STREET
                        PITTSBURGH, PENNSYLVANIA  15219
                                 (412) 562-8826

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

4,000,000 shares
ADELPHIA COMMUNICATIONS CORPORATION
Class A common stock


 The stockholders of Adelphia Communications    respect to cash dividends and distributions
 Corporation as described under the caption     upon the liquidation of Adelphia.  Holders of
 "Selling Stockholder" on page 15 of this       Class B common stock are entitled to greater
 prospectus are offering and selling up to      voting rights than the holders of Class A
 4,000,000 shares of Adelphia's Class A         common stock; however, the holders of Class A
 common stock under this prospectus.            common stock, voting as a separate class, are
                                                entitled to elect one of Adelphia's directors.

 The Class A common stock is listed on the      You should carefully review "Risk Factors"
 Nasdaq National Market.  The Class A common    beginning on page 4 for a discussion of things
 stock's ticker symbol is "ADLAC."  On March    you should consider when investing in Class A
 10, 1999, the closing sale price on the        common stock.
 Nasdaq National Market of a single share of
 the Class A common stock was $57.875.

 Our common stock also includes Class B common  Neither the SEC nor any state securities
 stock.  The rights of holders of the Class A   commission has approved or disapproved of
 common stock and Class B common stock differ   these securities or passed upon the adequacy
 with respect to certain aspects of             or accuracy of this prospectus.  Any
 dividends, liquidations and voting.  The       representation to the contrary is a criminal
 Class A common stock has preferential rights   offense.
 with

                 The date of this prospectus is March 12, 1999.

                               TABLE OF CONTENTS
                               -----------------

ADELPHIA......................................................... 1

RISK FACTORS..................................................... 4

DILUTION.........................................................15

SELLING STOCKHOLDER..............................................15

USE OF PROCEEDS..................................................18

PLAN OF DISTRIBUTION.............................................18

WHERE YOU CAN FIND MORE INFORMATION..............................20

EXPERTS..........................................................21

                                    ADELPHIA

   Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of voice, video and data by way of digital or analog signals. As of December 31, 1998, we owned or managed cable television systems with broadband networks that passed in front of 3,252,830 homes and served 2,304,325 basic subscribers. John
J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

   We own cable systems in twelve states which are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and New Jersey. These systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. As of December 31, 1998, the broadband networks for these two systems passed in front of 2,131,978 homes and served 1,528,307 basic subscribers.

   We also provide management and consulting services to other partnerships and corporations engaged in the ownership and operation of cable television systems. John J. Rigas and members of his immediate family, including entities they own or control, have substantial ownership interests in these partnerships and corporations. As of December 31, 1998, the broadband networks for cable systems owned by these Rigas family partnerships and corporations passed in front of 177,250 homes and served 134,443 basic subscribers.

   We also own a 50% voting interest and nonvoting preferred limited partnership interests in Olympus Communications, L.P. Olympus is a joint venture limited partnership that operates a large cable system in Florida. As of December 31, 1998, the broadband networks for this system passed in front of 943,602 homes and served 641,575 basic subscribers.

   Through our subsidiary, Hyperion Telecommunications, Inc., we own and operate a large competitive local exchange carrier in the eastern United States. This means that Hyperion provides its customers with alternatives to the incumbent local telephone company for local telephone and telecommunications services. Hyperion's telephone operations are referred to as being facilities based, which means it generally owns the local telecommunications networks and facilities it uses to deliver these services, rather than leasing or renting the use of another party's networks to do so. As of December 31, 1998, Hyperion managed and operated 22 telecommunications networks, including two under construction, serving 46 markets. Hyperion's Class A common stock is listed on the Nasdaq National Market under the symbol "HYPT."

   Our executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

Recent Developments


   On March 5, 1999, Adelphia announced that it had entered into a definitive agreement to acquire Century Communications Corp. by merger. Under the agreement, Adelphia would acquire 100% of the outstanding common stock of Century for an aggregate of approximately $826,000,000 in cash, 48,700,000 shares of Class A common stock and the assumption of approximately $1,600,000,000 of debt. This transaction is subject to shareholder approval by Century and Adelphia and other customary closing conditions. As of March 5, 1999, Century had approximately 1,600,000 basic subscribers after giving effect to Century's pending joint venture with Tele-Communications, Inc.

   On March 2, 1999, Hyperion issued $300,000,000 of 12% Senior Subordinated Notes due 2007. An entity controlled by members of the Rigas Family purchased $100,000,000 of the $300,000,000 of Senior Subordinated Notes directly from Hyperion at a price equal to the aggregate principal amount less the discount to the initial purchasers. The net proceeds of approximately $292,000,000 will be used to fund Hyperion's acquisition of interests held by local partners in certain of its networks, for capital expenditures and investments in its networks, for working capital purposes and for general corporate purposes.

   On February 23, 1999, Adelphia announced that it had entered into a definitive agreement to acquire FrontierVision Partners, L.P. for approximately $2,100,000,000. Under that agreement Adelphia would acquire 100% of FrontierVision in exchange for approximately $550,000,000 in cash, 7,000,000 shares of Adelphia Class A common stock and the assumption of approximately $1,110,000,000 of debt. The transaction is subject to customary closing conditions. As of February 23, 1999, FrontierVision had approximately 702,000 basic subscribers.


   On January 29, 1999, Adelphia purchased from Telesat Cablevision, Inc., a subsidiary of FPL Group, Inc., shares of Adelphia's stock owned by Telesat. Adelphia purchased 1,091,524 shares of Class A common stock and the 20,000 shares of Series C Cumulative Convertible preferred stock which are convertible into an additional 2,358,490 shares of Class A common stock. These shares represent 3,450,014 shares of common stock on a fully converted basis. Adelphia and Telesat also agreed to a redemption of Telesat's interests in Olympus by July 11, 1999. The redemption transaction is subject to applicable approvals of third parties or governmental authorities. The aggregate purchase price for these transactions will be approximately $257,200,000.

   On January 21, 1999, Adelphia acquired Verto Communications, Inc. Verto provided cable television services to approximately 56,000 subscribers in the greater Scranton, Pennsylvania area at the date of acquisition. In connection with the Verto acquisition, Adelphia issued 2,561,024 shares of its Class A common stock to the former owners of Verto.

   On January 14, 1999, Adelphia completed offerings totaling 8,600,000 shares of its Class A common stock. In those offerings, Adelphia sold 4,600,000 newly issued shares of Class A common stock to Goldman, Sachs & Co. at $43.25 per share and it also sold 4,000,000 shares of its Class A common stock at $43.25 per share to a Rigas family partnership. Adelphia used the proceeds of about $372,000,000 from these offerings to repay subsidiary bank debt, which may be reborrowed and used for general corporate purposes. It is these 4,000,000 shares sold to the Rigas family partnership that are being offered and sold under this prospectus.

   On January 13, 1999, Adelphia completed offerings of $100,000,000 of 7 1/2% Senior Notes due 2004 and $300,000,000 of 7 3/4% Senior Notes due 2009. Net proceeds from these offerings, after deducting offering expenses, were approximately $393,700,000. Of this amount, Adelphia used approximately $160,000,000 to redeem a portion of its 9 1/2% Senior Pay-In-Kind Notes due 2004. Adelphia used the remainder to repay borrowings under revolving credit facilities of its subsidiaries which may be reborrowed and used for general corporate purposes. The terms of these notes are similar to those of Adelphia's existing publicly held senior debt.

   On December 30, 1998, Adelphia's 66.7% owned joint venture limited partnership with Tele-Communications, Inc., which has operations in the Western New York region, completed a $700,000,000, eight and one-half year credit facility. The credit facility consists of a $350,000,000 reducing revolving credit portion and a $350,000,000 term loan portion. The partnership used proceeds from initial borrowings to repay indebtedness owed to Adelphia.

                                  RISK FACTORS

   Before you invest in Adelphia's Class A common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of Adelphia's Class A common stock.

 High Level Of            Adelphia has a substantial amount of debt. We borrowed this money to
 Indebtedness             purchase and to expand our cable systems and other operations and, to
------------------------  a lesser extent, for investments and loans to our affiliates. At
 We owe approximately     December 31, 1998, our indebtedness totaled approximately
 $3.5 billion.  Our       $3,527,452,000. This included approximately:
 high level of            .  $1,810,212,000 of Adelphia Parent Company public debt.  When we
 indebtedness can have        use the term "Adelphia Parent Company" in this prospectus, we are
 important adverse            referring only to Adelphia Communications Corporation as a parent
 consequences to us and       holding company entity, and not to its subsidiaries;
 to you.                  .  $1,246,456,000 of debt owed by our subsidiaries to banks, other financial institutions and other persons; and
                          .  $470,784,000 of public debt owed by Hyperion.

 Debt service consumes a  Our high level of indebtedness can have important adverse
 substantial portion of   consequences to us and to you.  It requires that we spend a
 the cash we generate.    substantial portion of the cash we get from our business to repay the
 This could affect our    principal and interest on these debts.  Otherwise, we could use these
 ability to invest in     funds for general corporate purposes or for capital improvements.
 our business in the      Our ability to obtain new loans for working capital, capital
 future as well as to     expenditures, acquisitions or capital improvements may be limited by
 react to changes in      our current level of debt.  In addition, having such a high level of
 our industry or          debt could limit our ability to react to changes in our industry and
 economic downturns.      to economic conditions generally. In addition to our debt, at
                          December 31, 1998, the Adelphia Parent Company also had approximately
                          $148,191,000 and Hyperion had approximately $228,674,000 of redeemable exchangeable preferred stock which contain payment obligations that are similar to our debt obligations in these respects.  Olympus also has a substantial amount of debt.

 Approximately 32% of     Our debt comes due at various times up to the year 2009, including an
 this debt must be paid   aggregate of approximately $1,126,169,000 which, as of December 31,
 by April 1, 2003 and     1998, we must pay by April 1, 2003.
 all of it must be
 paid by 2009.


 Our Business Requires    Our business requires substantial additional financing on a
 Substantial Additional   continuing basis for capital expenditures and other purposes
 Financing And If We Do   including:
 Not Obtain That          .  constructing and upgrading our plant and networks--some of these
 Financing We May Not        upgrades we must make to comply with the requirements of local cable
 Be Able To Upgrade Our      franchise authorities,
 Plant, Offer Services,   .   offering new services,
 Make Payments When Due   .   scheduled principal and interest payments,
 Or Refinance Existing    .   refinancing existing debt, and
 Debt                     .  acquisitions and investments.

                          There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

 We Have Had Large        The Total Convertible Preferred Stock, Common Stock and Other
 Losses And Negative      Stockholders' Equity (Deficiency) at December 31, 1998 was a deficit
 Stockholders' Equity     of approximately ($1,021,746,000). Our continuing net losses, which
 And We Expect This To    are mainly due to our high levels of depreciation and amortization
 Continue                 and interest expense, have created this deficiency.  Our recent net losses applicable to our common stockholders were approximately as follows for the periods specified:
                          .  fiscal year ended March 31, 1996 - $119,894,000;
                          .  fiscal year ended March 31, 1997 - $130,642,000;
                          .  fiscal year ended March 31, 1998 - $192,729,000; and
                          .  nine months ended December 31, 1998 - $135,848,000.

                          We expect to continue to incur large net losses for the next several years.

 Our earnings have been   Our earnings could not pay for our combined fixed charges and
 insufficient to pay      preferred stock dividends during these periods by the amounts set
 for our fixed charges    forth in the table below, although combined fixed changes and
 and preferred stock      preferred stock dividends included substantial non-cash charges for
 dividends.               depreciation, amortization and non-cash interest expense on some of our debts and the non-cash expense of Hyperion's preferred stock dividends:

                                                                     Earnings         Non-Cash
                                                                    Deficiency         Charges
                                                                  ---------------  ---------------
                          .  fiscal year ended March 31, 1996        $ 78,189,000     $127,319,000
                          .  fiscal year ended March 31, 1997
                          .  fiscal year ended March 31, 1998        $ 61,848,000     $165,426,000
                          .  nine months ended December 31, 1998
                                                                     $113,941,000     $195,153,000

                                                                     $116,899,000     $186,022,000

 If we could not          Historically, the cash we generate from our operating activities and
 refinance our debt or    borrowings has been sufficient to meet our requirements for debt
 obtain new loans, we     service, working capital, capital expenditures, and investments in and
 would likely have to     advances to our affiliates, and we have depended on getting additional
 consider various         borrowings to meet our liquidity requirements. Although in the past we
 options such as the      have been able both to refinance our debt and to obtain new debt, there
 sale of additional       can be no guarantee that we will be able to continue to do so in the
 equity or some of our    future or that the cost to us or the other terms which would affect us
 assets to meet the       would be as favorable to us as our current loans and credit agreements.
 principal and interest   We believe that our business will continue to generate cash and that we
 payments we owe,         will be able to obtain new loans to meet our cash needs. However, the
 negotiate with our       covenants in the indentures and credit agreements for our current debt
 lenders to restructure   limit our ability to borrow more money.
 existing loans or
 explore other options
 available under
 applicable laws
 including those under
 reorganization or
 bankruptcy laws. We
 can not guarantee that
 any options available
 to us would enable us
 to repay our debt in
 full.

 Competition              The telecommunications services provided by Adelphia are subject to
 -----------              strong competition and potential competition from various sources.  Our cable television systems compete with other means of distributing video
 Our cable television     to home televisions such as Direct Broadcast Satellite systems,
 business is subject to   commonly known as DBS systems, and Multichannel Multipoint Distribution
 strong competition       systems.  Some of the regional Bell telephone operating companies and
 from several sources     other local telephone
 which

 could adversely          companies are in the process of entering the video-to-home business
 affect revenue or        and several have expressed their intention to enter the video-to-home
 revenue growth.          business.  In addition, some regional Bell operating companies and local telephone companies have facilities which are capable of delivering cable television service. The equipment which telephone companies use in providing local exchange service may give them competitive advantages over us in distributing video to home televisions. The regional Bell operating companies and other potential competitors have much greater resources than Adelphia and would constitute formidable competition for our cable television business. We cannot predict either the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our cable television business.


                          We also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. We cannot predict the extent to which competition may affect
                          us.

 Hyperion's operations    In each of the markets served by Hyperion's networks, the competitive
 are also subject to      local exchange carrier services offered by Hyperion compete principally
 risk because Hyperion    with the services offered by the incumbent local telephone exchange
 competes principally     carrier company serving that area.  Local telephone companies have
 with established local   long-standing relationships with their customers, have the potential to
 telephone carriers       subsidize competitive services from monopoly service revenues, and
 that have                benefit from favorable state and federal regulations.  The merger of
 long-standing utility    Bell Atlantic and NYNEX created a very large company whose combined
 relationships with       territory covers a substantial portion of Hyperion's markets.  Other
 their customers and      combinations are occurring in the industry, which may have a material
 pricing flexibility      adverse effect on Hyperion and us.
 for local telephone
 services.
                          We think that local telephone companies will gain increased pricing flexibility from regulators as competition increases.  Hyperion's operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in Hyperion's markets to do the following:
                          .  lower their rates substantially;
                          .  engage in aggressive volume and term discount pricing practices for their customers; or
                          .  charge excessive fees to Hyperion for interconnection to the incumbent local telephone company's networks.


 If the regional Bell     The regional Bell operating companies can now obtain regulatory
 telephone companies      approval to offer long distance services if they comply with the
 could get regulatory     interconnection requirements of the federal Telecommunications Act of
 approval to offer long   1996.  To date, the FCC has denied the requests for approval filed by
 distance service in      regional Bell operating companies in Hyperion's operating areas.
 competition with         However, an approval of such a request could result in decreased market
 Hyperion's significant   share for the major long distance carriers which are among Hyperion's
 customers, some of       significant customers.  This could have a material adverse effect on
 Hyperion's major         Hyperion.
 customers could lose
 market share.

 The regional Bell        Regional Bell operating companies have also recently filed petitions
 telephone companies      with the FCC requesting waivers of other obligations under the
 continue to seek other   Telecommunications Act of 1996.  These involve services the Company
 regulatory approvals     also provides such as high speed data, long distance, and services to
 that could               Internet Service Providers.  If the FCC grants the regional Bell
 significantly enhance    operating companies' petitions, this could have a material adverse
 their competitive        effect on Hyperion.
 position against
 Hyperion.

 Potential competitors    Potential competitors for Hyperion include other competitive local
 to Hyperion's            exchange carriers, incumbent local telephone companies which are not
 telecommunications       subject to regional Bell operating companies' restrictions on offering
 services include the     long distance service, AT&T, MCIWorldCom, Sprint and other long
 regional Bell            distance carriers, cable television companies, electric utilities,
 telephone companies,     microwave carriers, wireless telecommunications providers and private
 AT&T, MCIWorldCom and    networks built by large end users.  Both AT&T and MCIWorldCom have
 Sprint, electric         announced that they have begun to offer local telephone services in
 utilities and other      some areas of the country, and AT&T recently announced a new wireless
 companies that have      technology for providing local telephone service.  AT&T and
 advantages over          Tele-Communications, Inc. have merged. Although Hyperion has good
 Hyperion.                relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Hyperion's services when entering the market for local exchange services.

                          Many of Hyperion's current and potential competitors, particularly incumbent local telephone companies, have financial,



                          personnel and other resources substantially greater than those of
                          Hyperion, as well as other competitive advantages over Hyperion.

 We Are Subject To        The cable television industry and the provision of local telephone
 Extensive Regulation     exchange services are subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are
 Our cable television     currently the subject of judicial proceedings and administrative or
 and telecommunications   legislative proposals.  In particular, the FCC adopted regulations that
 businesses are heavily   limit our ability to set and increase rates for our basic and cable
 regulated as to rates    programming service packages and for the provision of cable
 we can charge and        television-related equipment.  The law permits certified local
 other matters.  This     franchising authorities to order refunds of rates paid in the previous
 regulation could limit   twelve-month period determined to be in excess of the permitted
 our ability to           reasonable rates.  It is possible that rate reductions or refunds of
 increase rates, cause    previously collected fees may be required in the future.
 us to decrease then
 current rates or
 require us to refund
 previously collected
 fees.
                          The cable television industry is subject to state and local regulations and we must comply with rules of the local franchising authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

 The federal              The federal Telecommunications Act of 1996 substantially changed
 Telecom-munications      federal, state and local laws and regulations governing our cable
 Act of 1996 may have a   television and telecommunications businesses.  This law could
 significant impact on    materially affect the growth and operation of the cable television
 our cable television     industry and the cable services we provide.  Although this legislation
 and telephone            may lessen regulatory burdens, the cable television industry may be
 businesses.              subject to new competition as a result.  There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law.  Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts.  We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and FCC rulemakings on us.

                          Similarly, the Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Hyperion's markets or potential markets.  Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Hyperion.

 Unequal Voting Rights    Adelphia has two classes of common stock -- Class A which carries one
 Of Stockholders          vote per share and Class B which carries ten votes per share.  The shares being offered to you by this prospectus are Class A shares.
                          Under our Certificate of Incorporation, the Class A shares elect only one of our eight directors.

 Control Of Voting Power  As of March 1, 1999, the Rigas family beneficially owned shares
 By The Rigas Family      representing about 48% of the total number of outstanding shares of
 The Rigas family can     both classes of Adelphia's common stock and about 81% of the total
 control stockholder      voting power of Adelphia's shares.  The public holds a majority of the
 decisions on very        outstanding Class A shares, although the Rigas family also owns about
 important matters.       36% of those shares as of March 1, 1999.  The Rigas family owns about
                          99% of Adelphia's Class B shares. The Rigas family also owns shares of
                          Adelphia's 8% Series C Cumulative Convertible preferred stock which, if converted, would increase its voting power and beneficial ownership.
                          As a result of the Rigas family's stock ownership and an agreement among the Class B stockholders, members of the Rigas family have the power to elect seven of eight Adelphia directors, and if they converted their Convertible preferred stock might be able to elect all eight directors.  In addition, the Rigas family could control stockholder decisions on other matters such as amendments to our Certificate of
                          Incorporation and Bylaws, and mergers or other fundamental corporate transactions.


 There Are Potential      John J. Rigas and the other executive officers of Adelphia, including
 Conflicts Of Interest    other members of the Rigas family, own other corporations and
 Between Adelphia And     partnerships, which are managed by us for a fee. Subject to the
 The Rigas Family         restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems.  These activities could present a conflict of interest with us, such as how much time our executive officers devote to our business.  In addition, there have been and will continue to be transactions between us and the executive officers or the other entities they own or have affiliations with.  Our public debt indentures contain covenants that place some restrictions on transactions between us and our affiliates.


 Holding Company          The Adelphia Parent Company directly owns no significant assets other
 Structure And            than stock, partnership interests, equity and other interests in our
 Potential Impact Of      subsidiaries and in other companies.  This creates risks regarding our
 Restrictive Covenants    ability to provide cash to the Adelphia Parent Company to repay the
 In Subsidiary Debt       interest and principal which it owes, our ability to pay cash dividends
 Agreements               to our common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

 The Adelphia Parent      The public indentures, and the credit agreements for bank and other
 Company depends on its   financial institution loans, of our subsidiaries and other companies
 subsidiaries and other   restrict their ability and the ability of the companies they own to
 companies in which it    make payments to the Adelphia Parent Company.  These agreements also
 has investments, to      place other restrictions on the borrower's ability to borrow new funds
 fund its cash needs.     and include requirements for the borrowers to remain in compliance with the loans.  The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control.  The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders, to be due and payable.  Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.



 It Is Unlikely You Will  Adelphia has never declared or paid cash dividends on any of its common
 Receive A Return On      stock and has no intention of doing so in the foreseeable future.  As a
 Your Shares Through      result, it is unlikely that you will receive a return on your shares
 The Payment Of Cash      through the payment of cash dividends.
 Dividends

 Future Sales Of          Sales of a substantial number of shares of Class A common stock or
 Outstanding Common       Class B common stock, including sales by any pledgees of such shares,
 Stock Could Adversely    could adversely affect the market price of our Class A common stock and
 Affect The Market        could impair our ability in the future to raise capital through stock
 Price Of Our Common      offerings.
 Stock
                          Under various registration rights agreements or arrangements, as of
                          January 26, 1999, the Rigas family has the right, subject to some limitations, to require Adelphia to register substantially all of the shares which it owns of the Class A common stock--15,029,119 shares,
                          Class B common stock--10,736,544 shares and the equivalent number of shares of Class A common stock into which they may be converted, and
                          Convertible preferred stock--80,000 shares and the

                          9,433,962 shares of Class A common stock into which they may be converted. Among others, Adelphia has registered or agreed to register for public sale the following shares:
                          .  for the Rigas family -- up to 11,000,000 shares of Class A common stock, 80,000 shares of Convertible preferred stock and the Class A common stock issuable upon conversion of the Convertible preferred stock;
                          .  for Booth American Company -- 3,571,428 shares of Class A common stock owned as of March 24, 1998;
                          .  for the selling stockholders receiving shares in the Verto acquisition -- 2,561,024 shares of Class A common stock;
                          .  in connection with the January 14, 1999 equity offerings, under this prospectus Adelphia is registering for public resale the 4,000,000 shares of Class A common stock purchased by a Rigas family partnership;
                          .  in connection with the pending FrontierVision acquisition described in Recent Developments, Adelphia has agreed to register 7,000,000 shares of Class A common stock; and
                          .  in connection with the pending Century acquisition described in
                             Recent Developments, Adelphia expects to register approximately
                             48,700,000 shares of Class A common stock.

                          Approximately 14,904,000 shares of Class A common stock and up to
                          80,000 shares of Convertible preferred stock, including the underlying
                          Class A common stock, have been pledged in connection with margin loans made to members of the Rigas family.  These pledgees could freely sell any shares acquired upon a foreclosure.

 Purchasers Of Our        Persons purchasing Class A common stock will incur immediate and
 Common Stock Will        substantial net tangible book value dilution.
 Incur Immediate
 Dilution

 Adelphia's Acquisitions  Because Adelphia is experiencing a period of rapid expansion through
 And Expansion Could      acquisition, the operating complexity of Adelphia, as well as the
 Involve Operational      responsibilities of management personnel, have increased.  Adelphia's
 Risks                    ability to manage such expansion effectively will require it to continue to expand and improve its operational and financial systems and to expand, train and manage its employee base.

                          Both the Century and FrontierVision transactions involve the acquisition of companies that have previously operated independently.
                          Adelphia may not be able to integrate the operations of these companies without some level of difficulty, such as the loss of key personnel.
                          There is no guarantee that Adelphia will be able to realize the benefits expected from the integration of operations from these transactions.

 The Century Acquisition  The Century merger requires approvals from Century's shareholders and
 May Not Be Completed     Adelphia's stockholders.  Although under the merger and related
 If The Required          agreements the Class B shareholders of Century and the controlling
 Approval of Century's    stockholders of Adelphia have agreed to vote in favor of the merger,
 Class A Shareholders     the companies cannot predict the ultimate outcome of the required vote
 Is Not Obtained          of the Class A shareholders of Century.  If that vote was not obtained, the companies might not be able to complete the proposed transaction as currently structured or in a timely manner, if at all.

 Year 2000 Issues         The year 2000 issue refers to the inability of computerized systems and
 Present Risks To Our     technologies to recognize and process dates beyond December 31, 1999.
 Business Operations In   This could present risks to the operation of our business in several
 Several Ways             ways.  Our computerized business applications that could be adversely affected by the year 2000 issue include:
                          .  information processing and financial reporting systems,
                          .  customer billing systems,
                          .  customer service systems,
                          .  telecommunication transmission and reception systems, and
                          .  facility systems.
                          System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services.  Although we are evaluating the impact of the year 2000 issue on our business and are seeking to implement necessary solutions, this process has not been completed.

                          There can be no assurance that the systems of other companies on which our systems rely will be year 2000 ready or timely converted into systems compatible with our systems.  Our failure or a third-party's failure to become year 2000 ready, or our inability to become compatible with third parties with which we have a material relationship, may have a material adverse effect on us, including significant service interruption or outages; however, we cannot currently estimate the extent of any such adverse effects.



 Forward-Looking          The statements contained or incorporated by reference in this
 Statements In This       prospectus that are not historical facts are "forward-looking
 Prospectus Are Subject   statements" and can be identified by the use of forward-looking
 To Risks And             terminology such as "believes," "expects," "may," "will," "should,"
 Uncertainties            "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                          Certain information set forth or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of
                          Financial Condition and Results of Operations" in Adelphia's 1998
                          Annual Report on Form 10-K and in Adelphia's Form 10-Qs, is
                          forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition.
                          Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments, the year 2000 issues and changes in the competitive environment in which we operate. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                                    DILUTION

   The net tangible book value of Adelphia's common stock as of December 31, 1998 was a deficit of approximately ($2,050,905,000) or ($48.72) a share. Net tangible book value per share represents the amount of Adelphia's convertible preferred stock, common stock and other stockholders' equity (deficiency), less intangible assets, divided by shares of Adelphia's common stock outstanding. Purchasers of Class A common stock will have an immediate dilution of net tangible book value which, due to our having a net tangible book value deficit, will exceed the purchase price per share. For example, in the January 14, 1999 equity offerings, the purchase price of a single share initially sold to the public was $45.00 and the net tangible book value dilution per share was $78.53. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A common stock in an offering by Adelphia and the pro forma net tangible book value per share of the common stock immediately after completion of such offering.

                              SELLING STOCKHOLDER

   The selling stockholder is Highland Holdings II. We will refer to Highland Holdings II as Highland II in this prospectus. For ease of reference, the term selling stockholder also includes any transferees, pledgees such as banks, brokers, financial institutions or other lenders, which may include, among others, Goldman, Sachs & Co. and/or its affiliates, donees or successors of Highland II. To the extent required, we will name any additional selling stockholder in a supplement to this prospectus. Adelphia has registered the shares, among other reasons, to permit Highland II to sell all or a portion of them under this prospectus and also to permit Highland II to pledge as collateral all or a portion of the shares with brokerage or other financial or lending institutions for margin loans. Margin loans were made by Goldman, Sachs & Co. to the selling stockholder, which used the proceeds to finance in part its purchase of the shares from Adelphia in January 1999. There may be additional information regarding any pledge of the shares set forth in a prospectus supplement to this prospectus.


   The following table sets forth, based on information available to Adelphia as of March 1, 1999, information with respect to the beneficial ownership of Class A common stock and Class B common stock by Highland II and members of the Rigas family who may be deemed to have an interest in the shares. This table is based on 42,328,343 shares of Class A common stock and 10,834,476 shares of Class B common stock outstanding on such date, and after giving effect to the sale of the shares of Class A common stock offered under this prospectus by the selling stockholder. The business address of the selling stockholder and all other stockholders listed in the table, including all members of the Rigas family, is Main at Water Street, Coudersport, Pennsylvania 16915.

                                                                                                Shares of        Percent of
                       Shares of   Percent of    Shares of      Percent of     Shares of         Class A           Class A
                        Class A      Class A      Class B         Class B       Class A          Common            Common
                         Common      Common        Common         Common         Common        Stock After       Stock After
Name                     Stock        Stock        Stock           Stock     Stock Offered       Offering          Offering
----                     -----        -----        -----           -----     -------------       --------          --------
Doris Holdings,
 L.P. (a)............  2,398,151      5.7%         --                --           --             2,398,151             5.7%

Highland Holdings II
 (b)......             4,000,000      9.4%         --                --       4,000,000              --                --

Highland
 Communications,
  L.L.C.(b)..........  8,556,268     20.2%         --                --           --             8,556,268            20.2%

Highland Preferred
  Communications,
   L.L.C. (b)........  9,433,962     18.2%         --                --           --             9,433,962            18.2%

Highland Holdings (b)     (b)         (b)          --                --          (b)                (b)                (b)

John J. Rigas........     (c)         (d)       5,883,004(e)        54.3%        (c)                (c)                (d)

Michael J. Rigas.....     (c)         (d)       1,915,970(e)        17.7%        (c)                (c)                (d)

Timothy J. Rigas.....     (c)         (d)       1,915,970(e)        17.7%        (c)                (c)                (d)

James P. Rigas.......     (c)         (d)       1,151,634(e)        10.6%        (c)                (c)                (d)

Ellen K. Rigas.......     (f)         (g)       261,762(e)           2.4%        (f)                (f)                (g)


(a) Doris Holdings, L.P. ("Doris"), a limited partnership, and Eleni Acquisition, Inc., the general partner of Doris, are affiliates of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas, each of whom has shared voting and investment power with respect to the shares held by Doris. In addition, through irrevocable proxies, each of the above-named individuals shares with Doris the power to vote or direct the vote of such number of shares of Class A common stock held as is described in note (c) below.

(b) Each of Highland Holdings ("Highland") and Highland II is a general partnership, the general partners of which are John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Ellen K. Rigas. These Rigas family members may be deemed to share voting and investment power with respect to the shares held by Highland's wholly owned subsidiaries, Highland Communications, L.L.C. and Highland Preferred Communications, L.L.C., and also with respect to the shares held by Highland II. The amount shown for Highland Preferred Communications, L.L.C. includes, and the percentage shown reflects, 9,433,962 shares of Class A common stock into which the 80,000 shares of Adelphia's Series C Cumulative Convertible preferred stock held by Highland Preferred Communications, L.L.C. is convertible. The amount shown for Highland Communications, L.L.C. includes 8,506,268 shares of Class A common stock held directly by it and 50,000 shares of Class A common stock held by Bucktail Broadcasting Corporation, another subsidiary of Highland.

(c) The holders of Class B common stock are deemed to be beneficial owners of an equal number of shares of Class A common stock because Class B common stock is convertible into Class A common stock on a one-to-one basis. In addition, the following persons own or have the power to direct the voting of shares of Class A common stock in the following amounts: John J. Rigas, 431,800 shares - 71,700 shares directly and 360,100 shares through Doris; Michael J. Rigas, 193,500 shares - 200 shares directly and 193,300 shares through Doris; Timothy J. Rigas, 193,500 shares - 200 shares directly and 193,300 shares through Doris; James P. Rigas, 193,300 shares indirectly through Doris. John J. Rigas shares voting power with his spouse with respect to 106,300 of such shares held through Doris. Each of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas also shares voting and dispositive power with respect to the 17,990,230 shares of Class A common beneficially owned by Highland Holdings, the 4,000,000 shares of Class A common held by Highland II and the other 1,458,151 shares of Class A common held by Doris. See notes (a) and (b) above.


(d) After giving effect to the conversion solely by each individual holder of all of his Class B common stock into Class A common stock and including all shares of Class A common stock, and the conversion into Class A common stock of Series C Cumulative Convertible Preferred Stock, currently held by such individual holder or over which such individual holder has or shares voting or investment power as disclosed in notes (a), (b) or (c) above, the percentage of Class A common stock owned by John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas would be 52.6%, 49.0%, 49.0% and 48.3%, respectively, prior to the sale of shares offered by the selling stockholder hereby, and 45.7%, 41.6%, 41.6% and 40.7%, respectively, after the sale of the shares offered by the selling stockholder hereby. Further, after giving effect to an additional 4,856,540 shares of Class A common stock of which John J. Rigas has the right to direct the voting in the election of directors pursuant to a Class B Stockholders Agreement (and assuming the parties to such agreement converted their Class B common stock into Class A common stock), as to all of which additional shares John J. Rigas disclaims beneficial ownership, the percentage of Class A Common stock owned by John J. Rigas would be 56.3%.

(e) The amounts shown include 97,949 of the same shares which are owned of record by Dorellenic, a general partnership in which the five named individual Rigas family members are general partners. The named Rigas individuals have shared voting and investment power with respect to these shares.

(f) As a holder of Class B common stock, Ellen K. Rigas is deemed to be the beneficial owner of an equal number of shares of Class A common stock because Class B common stock is convertible into Class A common stock on a one-to-one basis. In addition, Ellen K. Rigas owns 1,600 shares of Class A common stock directly and shares voting and investment power with respect to 17,990,230 shares of Class A common stock held by Highland and 4,000,000 shares of Class A common stock held by Highland II, prior to the sale of the shares offered by the selling stockholder hereby. See note (b) above. Ellen K. Rigas is the daughter of John J. Rigas.

(g) After giving effect to the conversion of all of Ellen K. Rigas' Class B common stock into shares of Class A common stock and including all shares of Class A common stock, and the conversion into Class A common stock of Series C Cumulative Convertible Preferred Stock held by Ellen K. Rigas or over which Ellen K. Rigas has or shares voting or investment power as discussed in note (b) above, the percentage of Class A common stock owned by Ellen K. Rigas would be 42.8% prior to the sale of the shares offered by the selling stockholder and 35.1% after giving effect to the sale of the shares offered by the selling stockholder.

                                USE OF PROCEEDS

   All net proceeds from the sale of the shares will go to the stockholders who offer and sell them. We will not receive any proceeds from the sale of shares by the selling stockholders.

                              PLAN OF DISTRIBUTION

   Adelphia is registering the shares on behalf of the selling stockholder. References in this section to the selling stockholder(s) also include any pledgees, donees or transferees described above. To the extent required we would identify any additional selling stockholders in a supplement to this prospectus.

   The selling stockholder had pledged all of the 4,000,000 shares as collateral in loan transactions pursuant to loan and margin agreements with Goldman, Sachs & Co. These loan and margin agreements include maintenance of collateral value covenants. These covenants require that, in the event that the value of the pledged shares declines below an agreed upon percentage of the Highland II loan, Highland II is obligated to pledge cash or other additional collateral of a type acceptable to Goldman, Sachs & Co. in an amount that results in the aggregate value of the pledged shares and other collateral exceeding an agreed upon percentage of the loan. Upon default by Highland II under the loan or pledge agreements, including without limitation any failure of Highland II to provide satisfactory additional collateral, Goldman, Sachs & Co. would have the right to sell the pledged shares under this prospectus and apply the proceeds to the repayment of the loans. A pledgee, including Goldman, Sachs & Co. and/or its affiliates, exercising its right to sell shares pledged to it by Highland II will have the same rights as Highland II to offer and sell such shares under this prospectus.

   The selling stockholder may offer its shares at various times in one or more of the following transactions, if permitted by applicable law:

        . in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

        .  in the over-the-counter market;

        . in private transactions other than in the over-the-counter market or on an exchange;

        .  in connection with short sales of shares;

        .  by pledge to secure debts and other obligations;

        . in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

        . in a combination of any of the above transactions.

   The selling stockholder may sell its shares at market prices at the time of sale, at prices related to market prices, at negotiated prices or at fixed prices.

   A selling stockholder may use broker-dealers to sell its shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholder, or they will receive commissions from purchasers of shares for whom they acted as agents. The selling stockholder, any brokers, dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales, and any profits realized or commissions received may be deemed underwriting compensation.

   The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided the resales meet the criteria and conform to the requirements of that rule.

   When a particular offering of shares is made, if required, we will distribute to you a prospectus supplement. This supplement will set forth the names of the selling stockholders, the aggregate amount and type of shares being offered, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

   To comply with the securities law in some jurisdictions, the shares will be offered or sold in particular jurisdictions only through registered or licensed brokers or dealers. In addition, in some jurisdictions the shares may not be offered or sold unless they have been registered or qualified for sale in that jurisdictions or an exemption from registration or qualification is available and is complied with.

   To comply with rules and regulations under the Exchange Act, persons engaged in a distribution of the shares may be limited in their ability to engage in market activities with respect to such shares. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of these things may affect the marketability of the shares.

   All expenses of the registration of the shares will be paid by Adelphia, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any and other similar selling expenses. Subject to some limitations, the selling stockholders will be indemnified by Adelphia against civil liabilities, including liabilities under the Securities Act, or will be entitled to contribution in connection therewith. Subject to some limitations, Adelphia will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

   From time to time in the past, in the ordinary course of business Goldman, Sachs & Co. and/or their affiliates have provided investment banking and financial advisory services to Adelphia, Highland II and/or their affiliates for which they received customary compensation. They may continue to provide similar services in the future, for which they would expect to receive customary compensation.

                      WHERE YOU CAN FIND MORE INFORMATION

   Adelphia files annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document Adelphia files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Adelphia's SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like Adelphia that file electronically with the SEC.

   This prospectus is part of a registration statement on Form S-3 filed by Adelphia with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

   The SEC allows Adelphia to "incorporate by reference" into this prospectus the information it files with the SEC. This means that Adelphia can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If Adelphia subsequently files updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

   Adelphia is incorporating by reference the following documents that it has filed with the SEC:

        . its Annual Report on Form 10-K for the year ended March 31, 1998, which incorporates, in Items 7 and 8 to such Form 10-K, portions of the Form 10-K for the fiscal year ended December 31, 1997 of Olympus Communications, L.P. and Olympus Capital Corporation, as amended by Adelphia's Form 10-K/A dated July 27, 1998;

        . its Quarterly Reports on Form 10-Q for the quarters ended June 30,
          1998 September 30, 1998 and December 31, 1998;

        . its Current Reports on Form 8-K for the events dated June 29, 1998,
          July 2, 1998, August 3, 1998, August 18, 1998, September 10, 1998,
          November 9, 1998, November 12, 1998, December 23, 1998, January 11, 1999, February 22, 1999, February 23, 1999 and March 5, 1999;

        . its definitive proxy statement dated September 11, 1998 with respect to the Annual Meeting of Stockholders held on October 6, 1998; and

        . the description of its Class A common stock contained in

                . Adelphia's registration statement filed with the SEC under
                  Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description and


                . Adelphia's registration statement on Form S-3 (File No. 333-
                  74219).

   Adelphia is also incorporating by reference into this prospectus

        . all of its future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed and

        . all of its filings made by it under the Exchange Act after the date the registration statement to which this prospectus is a part was initially filed and prior to the effective date of that registration statement.

   You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                    Adelphia Communications Corporation
                    Main at Water Street
                    Coudersport, Pennsylvania  16915
                    Attention:  Investor Relations Telephone:  (814) 274-9830

   You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. Adelphia is not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                    EXPERTS

   The consolidated financial statements of Adelphia and its subsidiaries as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, and the consolidated financial statements of Olympus and its subsidiaries as of December 31, 1996 and

1997, and for each of the three years in the period ended December 31, 1997, all incorporated in this prospectus by reference from Adelphia's Annual Report on Form 10-K for the year ended March 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      Adelphia Communications Corporation


                    4,000,000 Shares of Class A Common Stock






                                   PROSPECTUS





We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any shares of Class A common stock in any jurisdiction where it is unlawful. The information in this prospectus is current as of March 12, 1999.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following is an estimate of the expenses which will be incurred by Adelphia in connection with the issuance and distribution of the securities being registered.

                                                                                          AMOUNT
SEC filing fee..........................................................................  $62,306
Legal fees and expenses.................................................................  $15,000(1)
Accounting fees and expenses............................................................  $ 4,000
Miscellaneous expenses..................................................................  $ 1,694
Total...................................................................................  $83,000
                                                                                          =======
(1) Includes an estimated $5,000 to be paid by the pledgee of the Selling Stockholder.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


   Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Adelphia provide for indemnification of the officers and directors of Adelphia to the full extent permissible under Delaware law.

   Adelphia's Certificate of Incorporation also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Adelphia shall not be personally liable to Adelphia or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions after July 1, 1986, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:



Exhibit No.                  Reference
-----------                  ---------
   4.01            Certificate of Incorporation of Adelphia                Incorporated herein by
                   Communications Corporation                              reference is Exhibit 3.01
                                                                           to Registrant's Current
                                                                           Report on Form 8-K dated
                                                                           July 24, 1997 (File
                                                                           No. 000-16104).

   23.01           Consent of Deloitte & Touche LLP                        Filed herewith.

   24.01           Power of Attorney (included on the signature page of    Previously filed.
                   the registration statement)

ITEM 17.  UNDERTAKINGS


(a)  Rule 415 Offering.

    The undersigned Registrant hereby undertakes:


(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Filings Incorporating Subsequent Exchange Act Documents by Reference.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Request for Acceleration of Effective Date.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 11th day of March, 1999.
                                     --

                                    ADELPHIA COMMUNICATIONS CORPORATION

                                  By  /s/ Timothy J. Rigas
                                      ----------------------
                                      Timothy J. Rigas, Executive Vice President

   Pursuant to the requirements of the Securities Act, Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURES                                   TITLE                                     DATE
*                                   Chairman, President and Chief Executive Officer           March 11, 1999
----------------------------------
 JOHN J. RIGAS
*                                   Executive Vice President and Director                     March 11, 1999
----------------------------------
 MICHAEL J. RIGAS
*                                   Executive Vice President, Chief Financial                 March 11, 1999
----------------------------------  Officer, Chief Accounting Officer, Treasurer
 TIMOTHY J. RIGAS                   and Director

*                                   Executive Vice President and Director                     March 11, 1999
----------------------------------
 JAMES P. RIGAS
*                                   Senior Vice President, Secretary and Director             March 11, 1999
----------------------------------
 DANIEL R. MILLIARD
                                    Director                                                 March    , 1999
----------------------------------
 PERRY S. PATTERSON
                                    Director                                                 March    , 1999
----------------------------------
 PETE J. METROS
                                    Director                                                 March    , 1999
----------------------------------
 DENNIS P. COYLE

*/s/ Timothy J. Rigas
----------------------------------
Timothy J. Rigas, attorney-in-fact

                                 EXHIBIT INDEX

Exhibit No.                  Reference
-----------                  ---------
   4.01            Certificate of Incorporation of Adelphia            Incorporated herein by
                   Communications Corporation                          reference is Exhibit 3.01 to
                                                                       Registrant's Current Report on
                                                                       Form 8-K dated July 24, 1997
                                                                       (File No. 000-16104).

  23.01            Consent of Deloitte & Touche LLP                    Filed herewith.

  24.01            Power of Attorney (included on the signature page   Previously filed.
                   to the registration statement)